SCHEDULE 14A (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14(a) INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement         |_|   Confidential, for Use of
|X|   Definitive Proxy Statement                the Commission only (as
|_|   Definitive Additional Materials           permitted by Rule 14a-6(e)(2))
|_|   Soliciting Material Under Rule 14a-12

                             MERCATOR SOFTWARE, INC.
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:


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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      1)    Amount previously paid:

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

                    [LOGO OF MERCATOR SOFTWARE APPEARS HERE]

                                           April 16, 2001

To Our Stockholders:

      You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Mercator Software, Inc. to be held at the Landmark Club located at 1 Landmark Square, Stamford, Connecticut, on Thursday, May 17, 2001, at 9:00 a.m. Eastern Time.

      The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

      Please use this opportunity to take part in the Company's affairs by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

      We hope to see you at the meeting.

                                    Sincerely,


                                    Roy C. King
                                    President, Chief Executive Officer
                                    and Chairman of the Board

                             MERCATOR SOFTWARE, INC.
                                 45 DANBURY ROAD
                            WILTON, CONNECTICUT 06897
                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 17, 2001
                                   ----------

To Our Stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mercator Software, Inc. (the "Company") will be held at the Landmark Club located at 1 Landmark Square, Stamford, Connecticut on Thursday, May 17, 2001, at 9:00 a.m. Eastern Time.

            At the meeting, you will be asked to consider and vote upon the following matters:

      1. The election of eight directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation, death or removal. The Company's Board of Directors intends to present the following nominees for election as directors:

        Diane P. Baker   Constance F. Galley   Ernest E. Keet    Roy C. King
        Richard Little   James P. Schadt       Dennis G. Sisco   Mark C. Stevens

      2. A proposal to approve an amendment to the Company's 1997 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 3,000,000 shares to an aggregate of 9,700,000 shares and to increase the number of shares that may be issued to an individual new employee from 450,000 shares to 1,000,000 shares.

      3. A proposal to ratify the selection of KPMG LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

      4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 9, 2001 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                    By Order of the Board of Directors


                                    Gerald E. Klein
                                    Secretary

Wilton, Connecticut
April 16, 2001

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                             MERCATOR SOFTWARE, INC.
                                 45 DANBURY ROAD
                            WILTON, CONNECTICUT 06897
                                   ----------
                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2001
                                   ----------

      The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Mercator Software, Inc., a Delaware corporation (the "Company" or "Mercator"), for use at the Annual Meeting of Stockholders of the Company to be held at the Landmark Club located at 1 Landmark Square, Stamford, Connecticut on Thursday, May 17, 2001, at 9:00 a.m. Eastern Time and any adjournments thereof (the "Meeting"). This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 16, 2001. A Form 10-K for the year ended December 31, 2000 is enclosed with this Proxy Statement.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

Record Date; Quorum

      Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock") at the close of business on April 9, 2001 (the "Record Date") will be entitled to vote at the Meeting. A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business at the Meeting. At the close of business on the Record Date, the Company had approximately 30,355,522 shares of Common Stock outstanding and entitled to vote.

Voting Rights; Required Vote

      Holders of the Company's Common Stock are entitled to one vote for each share held as of the Record Date. Shares of Common Stock may not be voted cumulatively. In the event that a broker, bank, custodian, nominee or other record holder of Mercator Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), then those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining whether or not a quorum is present at the Meeting.

      Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Proposals No. 2 and 3 require for approval the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Meeting that are voted for or against the proposal. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Abstentions and broker non-votes will not be counted as a vote "for" or "against" the election of directors and Proposals No. 2 and 3. All votes will be tabulated by the inspector of elections appointed for the Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes.

Voting Of Proxies

      The proxy accompanying this Proxy Statement is solicited on behalf of the Board for use at the Meeting. Stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to Mercator. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein; however, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Meeting will be counted as votes "for" such proposal (or, in the case of the election of directors, as a vote "for" election to the Board of all the nominees presented by the Board).

      In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting.

      The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. The original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers and employees of the Company. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the annual meeting. If the Company retains a proxy solicitation firm, it will pay that firm customary fees expected to be approximately $7,000.00 plus expenses.

Revocability Of Proxies

      Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting, or by attendance at the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares and that such broker, bank or other nominee is not voting such shares.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of Mercator Common Stock as of April 9, 2001 by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director and nominee; (iii) the Company's current Chief Executive Officer and each of the persons named in the table below; and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power (subject to community property laws where applicable) as to all of the shares beneficially owned by them.

                                           Amount and Nature of     Percent of Outstanding
Name of Beneficial Owner                  Beneficial Ownership (1)     Common Stock (1)
------------------------                  ------------------------  ----------------------
Brookside Capital Partners Fund, L.P. (2)        2,809,100                    9.3%

Ernest E. Keet                                   1,543,854                    5.1%
     Vanguard Atlantic Ltd. (3)

Constance F. Galley (4)                          1,038,304                    3.4%

Richard Little (5)                               1,033,179                    3.4%

James P. Schadt (6)                                506,403                    1.7%

Saydean Zeldin (7)                                 292,750                    *

Roy C. King (8)                                    259,500                    *

Eric A. Amster (9)                                  90,665                    *

Dennis G. Sisco (10)                                80,000                    *

Peter Jones (11)                                    66,968                    *

Albert Denz (12)                                    62,750                    *

Patricia T. Boggs (13)                              60,887                    *

Mark C. Stevens (14)                                24,500                    *

Diane P. Baker (15)                                 24,000                    *

Mark Register (16)                                  12,500                    *

All executive officers and
  directors as a group
  (14 persons) (17)                              5,096,260                   16.7%

* Less than 1%

(1) Based upon a total of (i) 30,355,522 shares of Common Stock outstanding as of April 9, 2001, and (ii) shares of common stock issuable pursuant to options held by the respective person or group which may be exercised within 60 days of the record date. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 9, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based upon a Schedule 13G dated February 14, 2001. The shares include 2,809,100 shares in which Brookside Capital Partners Fund, L.P. ("Brookside") has sole power to vote or direct the vote. The shares include 2,809,100 shares in which Brookside has sole power to dispose or direct the disposition of. The address of Brookside is Two Copley Place, Boston, MA 02116.

(3) Includes 68,000 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001, and 1,054,768 shares of Common Stock held of record by Vanguard Atlantic Ltd. ("Vanguard"), 50,000 shares of Common Stock held of record by the Ernest E. & Nancy R. Keet Foundation, 250,000 shares of Common Stock held of record by the Ernest E. Keet Grantor Retained Annuity Trust, and 121,086 shares of Common Stock held of record by Mr. Keet. Mr. Keet, a director of the Company, is the President of Vanguard and may be deemed to beneficially own the shares owned by such entity. Mr. Keet disclaims beneficial ownership of the shares held by Vanguard, the Ernest E. & Nancy R. Keet Foundation and by the Ernest E. Keet Grantor Retained Annuity Trust, except to the extent of his indirect pecuniary interest therein. The address of Vanguard is P. O. Box 1360, Saranac Lake, NY 12983 and the address of Mr. Keet is P.O. Box 1199, Moir Road/Lake Colby, Saranac Lake, NY 12983.

(4) Includes 423,922 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001, 50,010 shares of Common Stock issuable upon exercise of Warrants, and 557,372 shares of Common Stock held of record by Ms. Galley. Also includes 7,000 shares of Common Stock owned by Ms. Galley's husband, Richard Galley. Ms. Galley disclaims beneficial ownership of shares owned by Mr. Galley. *

(5) Includes 35,000 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001. Also includes 433,648 shares of Common Stock held of record by Fiscal Services International as Nominee for Richard Little ("FSI Nominee"), 395,086 held of record by Fiscal Services International as Trustees of the Little No. 1 Trust ("FSI Trustee"), and 169,445 shares of Common Stock held of record by Mr. Little. Mr. Little disclaims beneficial ownership of the shares held by FSI Nominee and FSI Trustee except to the extent of his indirect pecuniary interest therein. *

(6) Includes 451,446 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001 and 47,957 shares of Common Stock held of record by Mr. Schadt. Also includes 7,000 shares of Common Stock held by Mr. Schadt's wife, Barbara Schadt. *

(7) Includes 118,750 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001 and 144,000 shares of Common Stock held of record by Ms. Zeldin. Also includes 18,000 shares of Common Stock and 12,000 Warrants, all of which are held by Ms. Zeldin's husband, Edward Watson. Ms. Zeldin disclaims beneficial ownership of the shares and Warrants held by Mr. Watson. *

(8) Includes 250,000 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001 and 9,500 shares of Common Stock held of record by Mr. King. *

(9) Includes 90,000 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001 and 665 shares of Common Stock held of record by Mr. Amster. *

(10) Includes 65,000 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001 and 15,000 shares of Common Stock held of record by Mr. Sisco. *

(11) Includes 33,285 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001 and 33,683 shares of Common Stock held of record by Mr. Jones. *

(12) Includes 58,750 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001 and 4,000 shares of Common Stock held of record by Mr. Denz. *

(13) Includes 59,909 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001 and 978 shares of Common Stock held of record by Ms. Boggs. *

(14) Includes 24,000 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001 and 500 shares of Common Stock held of record by Mr. Stevens. *

(15) Includes 24,000 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001. *

(16) Includes 12,500 shares of Common Stock subject to options currently exercisable and exercisable within 60 days of April 9, 2001. *

(17) Includes an aggregate of 5,096,260 shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 9, 2001, and 62,010 shares of Common Stock issuable upon exercise of Warrants, including the options and Warrants described in footnotes (3) through (16).

*Address of record is c/o Mercator Software, Inc., 45 Danbury Road, Wilton, CT 06897.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

      The Board currently consists of eight directors, all of whom are nominated for election at the Meeting. Each director will be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until the earlier of such director's resignation, death or removal.

      Shares represented by the accompanying proxy will be voted "for" the election of the eight nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

      Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote in the election of directors. The eight nominees for election of directors who receive the greatest number of votes cast for the election of directors at the meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes.

      THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED
                                   DIRECTORS.

Nominees

      The names of the nominees, each of whom is currently a director of the Company, and certain information about them, are set forth below:


NAME OF DIRECTOR         AGE   PRINCIPAL OCCUPATION            DIRECTOR SINCE
----------------         ---   --------------------            --------------

Diane P. Baker (1)        46   Retired CFO, New York Times          2000
Constance F. Galley (2)   59   Director                             1985
Ernest E. Keet (1)(2)     60   President, Vanguard Atlantic Ltd.    1985
Roy C. King               47   President, Chief Executive Officer,
                                 Chairman                           2001
Richard Little            45   Chairman, Dove Tail                  1999
James P. Schadt           62   Vice Chairman                        1998
Dennis G. Sisco (1)(2)    54   Partner, Behrman Capital             1990
Mark C. Stevens           41   Exec. VP of Business Dev.,
                                  At Home Corporation               2000

(1)   Member of the Audit Committee
(2)   Member of the Compensation Committee

Diane P. Baker was elected a Director and Chairperson of the Audit Committee of Mercator on December 29, 2000. Most recently she was Senior Vice President and Chief Financial Officer for The New York Times Company. Prior thereto she was group Senior Vice President and Chief Financial Officer at R.H. Macy & Company. Previously she served as Director, Corporate Finance at Salomon Brothers, where she was involved in merger and acquisition advisory work and corporate turnaround analysis and negotiation for such clients as Chrysler, International Harvester and Bethlehem Steel. Ms. Baker is also a Director of R. H. Donnelly.

Constance F. Galley has been a Director of Mercator since its founding in 1985. During her over 25 years of experience in the computer software industry, Ms. Galley was previously President and Chief Executive Officer of Mercator, as well as having served in senior positions at IBM and Dun & Bradstreet. Ms. Galley is Vice President of the Board of Directors of the Connecticut Technology Council, Chairman of the Software/IT Cluster Advisory Board, and Vice-Chair of the Governor's Council on Economic Competitiveness and Technology. She is also Chairman of the software division of ITAA and a member of the ITAA Board of Directors. She is past Chairman and a member of SACIA, The Business Council of Southwestern Connecticut. Ms. Galley holds a Bachelor of Arts degree in Chemistry from Duke University.

Ernest E. Keet has served as a Director of Mercator since April 1985. Mr. Keet has been the President and a member of the Board of Directors of Vanguard Atlantic Ltd. since April 1984. Mr. Keet is a Director and member of the Executive Committee of Axolotl Corp. (formerly AccentHealth) and serves on the boards of Engenia Software Inc., Technology Help Inc., V2 Commerce Corp., ALARA Inc., Extenex Inc., the Trudeau Institute, and the Charles Babbage Foundation. Mr. Keet received his MS degrees from Cornell University and New York University.

Roy King was elected President, Chief Executive Officer and a Director of Mercator in January 2001 and Chairman of the Board on March 21, 2001. Mr. King brings 28 years of business leadership to the Company. Prior to joining Mercator, Mr. King spent 7 years at IBM, lastly serving as its General Manager, Consulting and Integration Services, Europe, Middle East and Africa. Mr. King earned a Bachelor of Science in Engineering from Iowa State University and an MBA from the Harvard Business School.

Richard Little has served as a Director of Mercator since March 1999, when Mercator acquired Braid Group Limited, of which he was the founder. Mr. Little had served as Managing Director of Braid Systems Limited (1982 to 1993), as President of Braid Inc. in the United States (1993 to 1996), as Managing Director of Braid Limited in Hong Kong (1996 to 1998), and finally as Chief Executive Officer of the Braid Group prior to the Mercator acquisition of Braid. Mr. Little previously worked in the computer industry as a sales representative for the U.S. firm Burroughs, and as sales manager for the British firm RAIR. Mr. Little attended St. Benedict's School in London, and obtained his Master of Arts degree in English Literature and Oriental Studies from Cambridge University.

James P. Schadt was elected as a Director of Mercator on August 27, 1998, and was elected its Chairman on August 21, 2000 and Vice Chairman on March 21, 2001. Mr. Schadt is the Chairman of Dailey Capital Management, LP. From July 1994 until his August 1997 retirement, Mr. Schadt was the Chief Executive Officer of Readers Digest Association, Inc. Mr. Schadt also serves on the board of trustees of The American Enterprise Institute and Northwestern University, where he earned his Bachelor of Arts degree.

Dennis G. Sisco has served as a Director of Mercator since January 1990. Mr. Sisco is a partner with Behrman Capital. From December 1988 until February 1997, Mr. Sisco was the President of D&B Enterprises, Inc., which later became Cognizant Enterprises, Inc. From December 1988 until February 1997, Mr. Sisco was employed by Cognizant Corporation and its predecessor, The Dun & Bradstreet Corporation, most recently as an Executive Vice President. Mr. Sisco is also a Director of the Gartner Group, Inc. as well as several private companies. Mr. Sisco earned his Bachelor of Arts in Economics from Western Maryland University.

Mark C. Stevens was elected a Director of Mercator on October 23, 2000. From January 1999 to the present, Mr. Stevens has been Executive Vice President, Business Development with At Home Corporation, where he is responsible for guiding the company's strategy and for the company's key deals. From June 1983 to January 1999, Mr. Stevens spent 15 years with the Silicon Valley law firm of Fenwick & West, lastly as partner, representing clients in the Internet and software industries. Mr. Stevens received his B.S. in mathematics from Santa Clara University in 1979, and his J.D. from Northwestern University School of Law in 1983.

Board of Directors Meetings and Committees

Board of Directors

      During 2000, the Board met 21 times, including 4 telephone conference meetings, and acted by written consent 7 times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he/she was a director) and the total number of meetings held by all committees of the Board on which such director served (during the period that such director served).

      Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

Audit Committee

      Only independent Board members comprise the current members of the Audit Committee (specifically, Ms. Baker as well as Messrs. Keet and Sisco). The Audit Committee met 6 times, including 4 telephone conference meetings during 2000. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures; reviews the general scope of the Company's annual audit and the fees charged by the independent accountants; reviews and monitors the performance of non-audit services by the Company's auditors, reviews the fairness of any proposed transaction between the Company and any officer, director or other affiliate of the Company (other than transactions subject to the review of the Compensation Committee), and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which the Company's Common Stock may be listed.

Independent Auditors Fees

      In addition to retaining KPMG LLP to audit the consolidated financial statements for 2000, the Company retained KPMG to provide various non-audit services in 2000, and expect to continue to do so in the future. The aggregate fees billed for professional services by KPMG in 2000 for these various services were:

      Audit Fees: $589,000 for services rendered for the annual audit of the Company's consolidated financial statements for 2000 and the quarterly reviews of the financial statements included in the Company's Forms 10-Q.

      Financial Information Systems Design and Implementation Fees: No services rendered.

      All Other Fees: $889,000 for tax services including tax return preparation and tax planning, and $140,000 for non-financial statement audit services consisting primarily of facilitation of self-assessments of internal processes and procedures.

      Although the Company expects to continue to retain KPMG for audit and other services, the Company's managers make all management decisions and are responsible for establishing and maintaining the Company's system of internal accounting controls.

Audit Committee Report

      The Audit Committee of the Board of Directors (the "Committee") is composed of the three directors named below all of whom are independent as defined by the National Association of Securities Dealers. The Committee has adopted a written charter which has been approved by the Board of Directors and which is set forth in Appendix A of this Proxy Statement. The Committee has fulfilled its responsibilities and duties as set forth in the written charter.

      The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. KPMG, the Company's independent auditor for 2000, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States of America.

      The Committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). KPMG has provided to the Committee the written disclosures and the letter required by Independence Standards Boards No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with KPMG that firm's independence. The Committee also considered whether KPMG's provision of non-audit services is compatible with KPMG's independence.

      Based on discussions with management and KPMG, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2000 and that KPMG be appointed independent auditors for the Company for 2001. The foregoing report is provided by the following independent directors who constitute the Audit Committee:

                            Diane Baker (Chairperson)
                                   Ernest Keet
                                  Dennis Sisco

Compensation Committee

      During 2000, the Compensation Committee met 3 times, which all members attended, and acted by written consent 7 times. Messrs. Keet, Sisco and Ms. Galley are the current members of the Compensation Committee. During the year, Mr. Schadt was a member of the Committee until he was elected Chairman of the Board. Mr. Stevens was a member of the Committee from October 2000 through January 2001. The Compensation Committee recommends compensation for officers and employees of the Company and grants (or delegates authority to grant) options and other awards under the Company's stock option and employee benefit plans. The Compensation Committee has designated the President and CEO the authority to grant limited stock options to persons who are not subject to the trading restrictions or reporting requirements of Section 16 of the Securities Exchange Act of 1934.

                       COMPENSATION AND OTHER INFORMATION
                        CONCERNING DIRECTORS AND OFFICERS

Executive Officers

NAME                AGE   POSITION IN THE COMPANY
----                ---   -----------------------

Roy C. King         47    President, CEO and Chairman
James P. Schadt     62    Vice Chairman
Richard Applegate   54    Sr. Vice President, Chief Financial Officer and
                            Treasurer
Jonathan Cohen      42    Vice President, Communications
Cindy Drankoski     43    Vice President, Human Resources
Peter Jones         46    President, Europe, Middle East & Africa (EMEA)
Gerald Klein        52    General Counsel & Secretary
David Linthicum     38    Sr. Vice President, Research & Development, and CTO
Mark Register       38    President, Asia Pacific

Roy King was elected President, Chief Executive Officer and a Director of Mercator in January 2001 and Chairman of the Board on March 21, 2001. Mr. King brings 28 years of business leadership to the Company. Prior to joining Mercator, Mr. King spent 7 years at IBM, lastly serving as its General Manager, Consulting and Integration Services, Europe, Middle East and Africa. Mr. King earned a Bachelor of Science in Engineering from Iowa State University and an MBA from the Harvard Business School.

James P. Schadt was elected as a Director of Mercator on August 27, 1998, and was elected its Chairman on August 21, 2000 and Vice Chairman on March 21, 2001. Mr. Schadt is the Chairman of Dailey Capital Management, LP. From July 1994 until his August 1997 retirement, Mr. Schadt was the Chief Executive Officer of Readers Digest Association, Inc. Mr. Schadt also serves on the board of trustees of The American Enterprise Institute and Northwestern University, where he earned his Bachelor of Arts degree.

Richard Applegate has been Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer since November 2000. From September 2000 until November 2000, Mr. Applegate served as Mercator's interim chief financial officer. For the four years prior to joining Mercator, Mr. Applegate served as interim CFO for two large privately held companies and an Internet start-up. From 1995 to 1996, Mr. Applegate was Chief Financial Officer of Remington Arms Company. From 1976 to 1995, Mr. Applegate served in positions of increasing responsibility as a corporate financial executive at RJR Nabisco. He began his career at Price Waterhouse & Co. Mr. Applegate holds bachelor of business administration and masters of accountancy degrees from the University of Georgia.

Jonathan Cohen has been Vice President Corporate Communications at Mercator since September 2000. Prior to joining Mercator, Mr. Cohen was Vice President of Communications for PIPE9, an Internet company specializing in business transactions on the Web. From 1995 to 2000, Mr. Cohen served as the Publisher of Commentary, a leading journal of public policy and cultural criticism. Mr. Cohen earned a B.A. from Kenyon College and his J.D. from New York Law School.

Cindy Drankoski has been Vice President of Human Resources at Mercator since July 2000. Ms. Drankoski joined the Company from B2B Internet start up Efdex, Inc. From March 1998 to February 2000, Ms. Drankoski was Senior Vice President, Human Resources for Christie's - Americas. From January 1994 to March 1998, Ms. Drankoski was Vice President, Organization Development at Avon Products. Ms. Drankoski is a graduate of Cornell University School of Industrial and Labor Relations and has an MBA from The Wharton School.

Peter Jones has been President, EMEA (Europe, Middle East and Africa) since November 2000. Mr. Jones joined Mercator in 1997 and from March 1999 to November 2000 served as its Chief Operating Officer for Northern Europe. Initially Mr. Jones held the position of Director at Braid Systems Limited, which was acquired by Mercator in March 1999. Prior to Braid, Mr. Jones spent 10 years at Oracle UK, where he was a founding manager. Mr. Jones earned an honors degree in Accounting and Finance from Middlesex University and is a fellow of the Chartered Associates of Certified Accountants.

Gerald E. Klein has been General Counsel and Secretary since June 2000. Mr. Klein joined Mercator after a sixteen year career at Union Carbide Corporation in Danbury, Connecticut, lastly leading its Information Technology and Purchasing Counsel, responsible for major software licensing arrangements, including all contracts associated with Union Carbide's migration to SAP. In addition, Mr. Klein was responsible for managing the legal aspects of corporate-wide annual procurements in excess of $2 billion. Prior to Union Carbide, he worked as legal counsel for Bangor Punta Corporation, Timex Corporation and with the firm of Hughes Hubbard & Reed in New York City. Mr. Klein is a graduate of NYU Law.

David S. Linthicum has been Chief Technology Officer since March 2001. A widely respected authority on Enterprise Application Integration (EAI) and B2B Application Integration, Mr. Linthicum has 15 years of experience in the integration technology industry. Prior to joining Mercator, Mr. Linthicum was CTO of SAGA Software, Inc. Mr. Linthicum designed and oversaw the development of SAGA's Sagavista suite of EAI and B2B application integration software products. Before joining SAGA Software, Mr. Linthicum held senior-level management positions at Electronic Data Systems (EDS), AT&T Solutions and Ernst and Young LLP. A sought-after speaker and writer, Mr. Linthicum is the author of "Enterprise Application Integration," now in its third printing, and "B2B Application Integration," just released in December 2000.

Mark Register has been President, Asia Pacific of the Company since November, 2000. Mr. Register brings over 12 years of technology industry experience to Mercator. He joined the Company in June, 2000 as Vice President, Asia Pacific from GE Capital IT Solutions, where he was General Manager, Systems Integration and Managed Services. Before joining GE Capital, Mr. Register served as General Manager Integrated Outsourcing for Ferntree Computer Corporation. Prior thereto, Mr. Register spent 10 years with the Western Australian State Government in various senior roles.

Executive Compensation Summary

      The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Mercator and its subsidiaries during 1998, 1999 and 2000 to: (i) individuals who served as Mercator's Chief Executive Officer during 2000, (ii) the Company's four most highly compensated executive officers who were serving as executive officers during 2000, and (iii) two former executive officers of the Company (the "Named Executive Officers"). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, if any, whether paid or deferred. Mercator Software does not grant stock appreciation rights and has no long-term compensation benefits other than stock options.

Summary Compensation Table

                                                                                                                        Long-Term
                                                                       Annual Compensation                             Compensation
                                                        ---------------------------------------------                     Awards
                                                                                                        All Other       Securities
                                                                                     Other Annual      Compensation     Underlying
Name and Principal Position                   Year       Salary        Bonus (1)    Compensation (2)        (3)          Options
---------------------------                   ----       ------        ---------    ----------------   ------------    ------------
James P. Schadt                               2000      $ 62,308            --               --               --          473,000(4)
   Interim CEO, Chairman of the               1999            --            --               --               --            7,500
   Board                                      1998            --            --               --               --           30,000

Constance F. Galley                           2000      $348,461            --         $  4,526         $ 36,831(5)        75,000
   President, Chief Executive                 1999       338,231      $186,564            5,301            4,424           80,000
   Officer and Director                       1998       225,000        96,454            5,317            1,385           40,000

Saydean Zeldin                                2000      $253,077            --         $  3,645         $  1,774           75,000
  Sr. Vice President, R&D                     1999       150,000      $ 65,000            3,349            1,777           50,000
  And CTO                                     1998       155,000        45,000            2,899            1,550           50,000

Patricia T. Boggs                             2000      $195,769      $ 90,000         $  2,208         $  3,878           50,000
   Vice President, Worldwide                  1999       180,000        40,000            7,048            3,347           40,000
   Professional Services                      1998       153,012        45,000            6,387            3,136           30,000

Eric A. Amster                                2000      $177,596      $ 11,185         $147,673(6)      $  4,716           85,000
   President, Americas                        1999       195,563       121,497          194,991(6)         5,261           40,000
                                              1998       125,000            --          240,664(6)         5,041           30,000

Albert Denz                                   2000      $161,530      $ 69,990               --               --           30,000
   Vice President, International              1999       122,326        15,273               --               --          100,000
                                              1998            --            --               --               --               --

Peter Jones                                   2000      $151,460      $151,090         $ 20,486(7)            --           75,000
   President, EMEA                            1999       170,209       163,802           19,415(7)            --           58,806
                                              1998            --            --               --               --               --

Mark Register                                 2000      $108,887      $ 86,112               --               --           75,000
  President, Asia Pacific                     1999            --            --               --               --               --
                                              1998            --            --               --               --               --

(1)   Bonus amounts are reported in the year determined and paid.
(2) Unless otherwise indicated below, represents the portion of health, life and disability insurance premiums paid by the Company.
(3) Unless otherwise indicated below, represents the portion of matching 401(k) contributions and severance paid by the Company.
(4) Mr. Schadt received 23,000 options as a director, and 300,000 options upon becoming Chairman and 150,000 options upon becoming Interim CEO.
(5) Includes $1,832 paid as 401(k) matching contributions and $34,999 for severance compensation paid by the Company.
(6) Includes sales commissions paid to Mr. Amster by the Company in the amount of $233,047, $187,943 and $145,693 in 1998, 1999 and 2000, respectively, and $7,617, $7,048 and $1,980 for the portion of health, life and disability insurance premiums paid by the Company in 1998, 1999 and 2000, respectively.

(7) Includes $11,648 and $10,905 for car allowance, $5,945 and $7,573 for pension, and $1,822 and $2,008 for healthcare paid on behalf of Mr. Jones in 1999 and 2000, respectively.

Option Grants in 2000

      The following table sets forth further information regarding option grants pursuant to the Company's 1997 Equity Incentive Plan during 2000 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                                                                                           POTENTIAL REALIZABLE
                                             PERCENTAGE                                      VALUE AT ASSUMED
                          NUMBER OF           OF TOTAL                                        ANNUAL RATES OF
                          SECURITIES           OPTIONS                                          STOCK PRICE
                          UNDERLYING         GRANTED TO     EXERCISE                           APPRECIATION
                           OPTIONS            EMPLOYEES     PRICE PER     EXPIRATION        FOR OPTION TERM (2)
NAME                      GRANTED (1)          IN 2000        SHARE          DATE           5%            10%
----------------------------------------------------------------------------------------------------------------
Constance F. Galley       75,000(3)             1.7%     $   39.063        5/16/10     $1,842,488     $4,669,227

Saydean Zeldin            50,000(3)             1.2%     $    30.50         5/4/10     $  959,064     $2,430,457
                          12,500(4)              .3%          16.50        9/20/10        129,710        328,709
                          12,500(5)              .3%          5.063        11/2/03          9,976         20,948

Patricia T. Boggs         25,000(3)              .6%     $    30.50         5/4/10     $  479,532     $1,215,229
                          25,000(6)              .6%          16.50        9/20/10        259,419        657,419

Eric A. Amster            35,000(3)              .8%     $    30.50         5/4/10     $  671,345     $1,701,320
                          15,000(4)              .3%          16.50        9/20/10        155,651        394,451
                          15,000(5)              .3%          5.063        11/2/03         11,971         25,138
                          20,000(7)              .5%          3.375       11/21/10         42,450        107,578

Albert Denz               15,000(3)              .3%     $    30.50         5/4/10     $  287,719     $  729,137
                           7,500(4)              .2%          16.50        9/20/10         77,826        197,226
                           7,500(5)              .2%          5.063        11/2/03          5,985         12,569

Peter Jones               10,000(3)              .2%     $    59.25        1/10/10     $  374,978     $  950,269
                          10,000(3)              .2%         39.063        5/16/10        245,665        622,564
                           5,000(3)              .1%          15.00        8/28/10         47,167        119,531
                          12,500(4)              .3%          16.50        9/20/10        129,710        328,709
                          12,500(5)              .3%          5.063        11/2/03          9,976         20,948
                          25,000(7)              .6%          3.375       11/21/10         53,063        134,472

Mark Register             25,000(3)              .6%     $   41.875         6/5/10     $  658,374     $1,668,449
                          12,500(4)              .3%          16.50        9/20/10        129,710        328,709
                          12,500(5)              .3%          5.063        11/2/03          9,976         20,948
                          25,000(7)              .6%          3.375       11/21/10         53,063        134,472

James P. Schadt           11,500(8)              .3%     $   77.688        2/25/10     $  561,862     $1,423,869
                          11,500(8)              .3%         39.063        5/16/10        282,515        715,948
                         300,000(9)             6.9%         16.813        8/21/10      3,170,983      8,035,262
                         150,000(10)            3.4%          3.375       11/21/10        318,378        806,832

(1) The options shown in the table were granted at fair market value, are incentive stock options (to the extent permitted under the Code) and, unless noted, will expire ten years from the date of grant, subject to earlier termination upon termination of the optionee's employment.
(2) Potential realizable values are calculated based on the fair market value of the Common Stock at the date of grant minus the exercise price. The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices or values.
(3) These options vest 25% annually over four years starting one year from their respective date of grant.
(4) These options vest 25% on 3-20-02 and 75% quarterly thereafter through 3-20-05.
(5)   These options vest quarterly over 1 year from date of grant.
(6) These options vest 50% quarterly over the 1st year, 12.5% on 3-20-02 and 37.5% quarterly thereafter through 3-20-05.
(7) These options vest 25% after 1 year and 75% quarterly thereafter for 3 years.
(8)   These options vest 100% after 1 year.
(9) These options vest 100,000 immediately, 50,000 on each of 10-20-00, 2-20-01, 5-20-01 and 8-20-01.
(10) These options vest 33.3% on each of date of grant, 60 days after date of grant and 120 days after date of grant.

Aggregate Option Exercises in 2000 and Year-End Values

      The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during 2000, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2000. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $5.375 per share, which was the closing price of Mercator Software's Common Stock as reported on the Nasdaq National Market on December 29, 2000, the last day of trading for 2000.

                                                             NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED IN-THE-MONEY
                                                VALUE              UNEXERCISED OPTIONS                      OPTIONS
                          SHARES ACQUIRED     REALIZED               AT YEAR-END(2)                      AT YEAR-END(2)
          NAME              ON EXERCISE          (1)            EXERCISABLE UNEXERCISABLE          EXERCISABLE UNEXERCISABLE
          ----            ---------------     --------       -------------------------------   ---------------------------------

Constance F. Galley            16,078       $  644,487          459,922               --       $  668,119               --
                               52,092        2,088,108
                               31,830        1,275,906
                              100,000        2,883,500

Saydean Zeldin                  8,000       $  576,680           62,500          137,500       $  118,280       $    3,900
                               84,000        2,810,640
                               54,000        1,770,930

Patricia T. Boggs                 700           33,106           75,509               --       $   87,975               --
                                2,500          200,000
                                2,000          145,297
                                3,000           44,010
                                4,000           55,094

Eric A. Amster                 20,000       $1,465,900           47,000          130,000       $   99,990       $   44,680
                               20,000          606,700
                               76,000          362,748

Albert Denz                        --               --           25,000          105,000               --       $    2,340

Peter Jones                        --               --           20,831          112,975       $   17,925       $   67,099

Mark Register                      --               --               --           75,000               --       $   53,900

James P. Schadt                    --               --          222,499          288,001       $  100,000       $  200,000

(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the Company's Common Stock at the time of such sale.

(2) These values have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of the Company's Common Stock on December 29, 2000, the last day of trading for 2000.

November 2000 Option Grants

      In November of 2000, in order to re-establish the incentive nature of outstanding stock options with exercise prices greater than the then current fair market value of the Company's Common Stock, the Company offered on to each holder of an outstanding stock option granted on September 20, 2000 under the 1997 Plan the opportunity to exchange a portion of that option for an option covering an equivalent number of shares with an exercise price equal to such then current fair market value of the Company's Common Stock. Options granted under the September 20, 2000 grant vest as to 50% quarterly over the first year, 12.5% on March 20, 2002 and 37.5% quarterly through March 20, 2005. The vesting schedule of options granted in the November 2000 grant was re-started so that they vest based on the November 2, 2000 grant date rather than the date of grant of the original option. In addition, options granted in the November 2000 option grants expire in three (3) years rather than ten years from the date of grant, as was the case with the original options which were exchanged in connection with the November 2000 option grants. The following table sets forth information concerning the repricing of stock options held by executive officers for the one time such repricing has occurred since the Company's initial public offering in July, 1997, including: (i) the date of the repricing (November 2, 2000), (ii) the number of shares subject to such options, (iii) the market price at the time of repricing ($5.063), (iv) the exercise price prior to repricing, (v) the new exercise price ($5.063, the market price at the time of repricing), and (vi) the original option term remaining at the date of repricing. The Company has not issued, repriced or amended any stock appreciation rights.

                                Option Repricing

                                                                                                                        Length of
                                          Number of                                                                 Original Option
                                         Securities        Market Price of                                           Term Remaining
                                         Underlying       Stock at Time of    Exercise Price at                        at Date of
                                       Options Repriced      Repricing or     Time of Repricing     New Exercise      Repricing or
         Name                Date       or Amended (#)        Amendment          or Amendment          Price            Amendment
         ----                ----      ----------------   ----------------    -----------------     ------------     --------------
Jonathan Cohen,             11-2-00         10,000              $5.063              $16.50             $5.063           9.8 years
VP Communications

Cindy Drankoski,            11-2-00         10,000              $5.063              $16.50             $5.063           9.8 years
VP Human Resources

Peter Jones,                11-2-00         12,500              $5.063              $16.50             $5.063           9.8 years
President, EMEA

Gerald Klein,               11-2-00          5,000              $5.063              $16.50             $5.063           9.8 years
General Counsel
& Secretary

Mark Register,              11-2-00         12,500              $5.063              $16.50             $5.063           9.8 years
President, Asia Pacific

Compensation Agreements

      The Company has entered into agreements with the following Named Executive Officers of the Company: Constance F. Galley, former President and Chief Executive Officer; Saydean Zeldin, former Sr. Vice President, Research & Development and CTO; Patricia T. Boggs, former Vice President, Worldwide Professional Services; Eric A. Amster, former President, Americas; Albert Denz, Vice President, International; Peter Jones, President, EMEA; Mark Register, President, Asia Pacific; James P. Schadt, Interim Chief Executive Officer, former Chairman of the Board and current Vice Chairman of the Board; and Roy C. King, President, Chief Executive Officer and Chairman of the Board.

      Ms. Galley signed an agreement on September 20, 2000 providing for an initial annual base salary of $350,000. Ms. Galley has received option grants to purchase an aggregate of 761,922 shares of Common Stock. Ms. Galley was also eligible to receive a target bonus equal to fifty percent (50%) of her base salary based upon the Company achieving certain financial objectives. This agreement could be terminated by the Company at any time for any reason. The agreement provided that upon termination without cause, or for good reason, or in the event of a change in control of the Company, Ms. Galley would receive her base salary and eligible benefits for eighteen (18) months following such termination; a bonus amount equal to her target bonus for the year of termination, pro rated through the date of termination; a bonus equal to one hundred fifty percent (150%) of her annual target bonus payable during the eighteen month period, and any outstanding stock options would immediately vest and remain exercisable for the remainder of their originally stated terms. Ms. Galley resigned from the Company with good reason on November 16, 2000 and is receiving severance according to the terms of her agreement.

      Ms. Zeldin's agreement provided for an initial annual base salary of $130,000. Ms. Zeldin currently receives a base salary of $300,000. She has received option grants to purchase an aggregate of 175,000 shares of Common Stock. This agreement could be terminated by the Company at any time for any reason. If Ms. Zeldin is terminated without cause, she would continue to receive her base salary for a twelve-month period following such termination. Ms. Zeldin retired from the Company on March 30, 2001 and will remain in an advisory capacity to the Company and will be paid her current salary for 12 months and options currently vested and those which vest during this period may be exercised for 12 months during this advisory term.

      Ms. Boggs' left the Company on November 17, 2000 and signed a separation and release agreement providing for a continuation of her salary of $200,000 for 12 months as severance. Additionally, Ms. Boggs was paid her bonus of $100,000 for the year 2000. Ms. Boggs' unvested stock option grants due to vest between November 18, 2000 and May 31, 2001 were accelerated (44,609 shares) and may be exercised up to 180 days from her termination date (specifically May 17, 2001).

      Mr. Amster's agreement provided for an annual base salary of $125,000. He has received option grants to purchase an aggregate of 155,000 shares of Common Stock. For 2000, Mr. Amster received a base salary of $200,000. Mr. Amster was eligible to receive a bonus and commissions upon meeting revenue related goals. Mr. Amster left the Company on February 9, 2001. Mr. Amster's unvested stock option grants were accelerated by 61,250 shares with an extended termination date of February 9, 2002.

      Mr. Denz' agreement provides for an annual base salary of $150,000. Mr. Denz currently receives a base salary of $168,367. Mr. Denz has received option grants to purchase an aggregate of 130,000 shares of Common Stock. Mr. Denz was also eligible to receive an additional grant of options to purchase an aggregate of 50,000 shares of Common Stock upon growing the international business another 20% in the first two years of employment. This agreement may be terminated by the Company at any time for any reason. If Mr. Denz is terminated without cause, he will continue to receive his base salary and benefits for a six-month period following such termination.

      Mr. Schadt's agreement provides for an annual base salary of $180,000 and an option grant to purchase an aggregate of 300,000 shares of Common Stock. The term of the agreement is through August 31, 2001 with automatic one-year renewal periods unless either party shall notify the other of its election not to renew at least ninety (90) days before the date the agreement is scheduled to expire. In the event of termination without cause or a change of control of the Company, he will receive his base salary and eligible benefits for twelve (12) months following such termination. Upon a change of control, Mr. Schadt's outstanding stock options will vest and become immediately exercisable. Mr. Schadt's agreement was amended on November 21, 2000 to appoint him interim Chief Executive Officer until a new CEO was selected and transition to that person was completed. For these services, Mr. Schadt received an additional stock option grant to purchase an aggregate of 150,000 shares of Common Stock. After transition was completed, Mr. Schadt continued employment under his original employment agreement. He is currently Vice Chairman of the Board and interim President of the Americas.

      Mr. King's agreement provides for an annual base salary of $375,000 and an option grant to purchase an aggregate of 1,000,000 shares of Common Stock, 250,000 shares of which were granted on employment and 750,000 shares of which are pending shareholder approval of the amendments to the 1997 Equity Incentive Plan proposed in Proposal #2 in this Proxy Statement. The term of the agreement is five years commencing January 16, 2001. Mr. King shall be eligible to receive an operational bonus equal to 100% of his base salary for each calendar year upon achievement of certain profit and revenue targets. Mr. King is also eligible to receive a special bonus equal to 100% of his base salary for each calendar year upon achievement of extraordinary performance thresholds. As a condition to receive the special bonus, Mr. King must have achieved the minimum performance under the operational bonus. If Mr. King is terminated for cause, he will be entitled to receive his base salary through his termination date and any options granted hereunder shall immediately expire. If Mr. King is terminated without cause, he will be entitled to receive unpaid salary through the termination date, severance compensation of eighteen (18) months base salary, a bonus amount equal to his operational bonus pro rated through the termination date, a bonus equal to 150% of his annual operational bonus payable during the eighteen (18) month period at the same time as the severance compensation and eighteen (18) months of continued eligible benefits. Upon any such termination, options already vested shall remain vested and exercisable for the remainder of their originally stated term up to the maximum extension permitted by the Plan, and any options to become vested within eighteen (18) months of the termination date shall vest and remain vested and exercisable for the remainder of their originally stated terms up to the maximum extension permitted by the Plan. Mr. King has the right to terminate the agreement for significant diminution of his duties, a reduction in base salary, loss of any material compensation or benefit plan or arrangement, relocation by Mercator, or failure of a successor to assume the agreement. Mr. King may also terminate his agreement without good reason and shall be entitled to the same benefits as if terminated for cause, however, any options granted to Mr. King which have vested prior to the termination date shall remain exercisable until three month's from the termination date. Upon a change of control, Mr. King shall receive the same benefits as if terminated without cause, however, the period specified as eighteen (18) months shall be three (3) years. Also, upon a change of control, fifty percent (50%) of Mr. King's outstanding unvested stock options will vest and become immediately exercisable.

Report on Executive Compensation

      The Company's executive compensation program is administered by the Compensation Committee of the Board (the "Compensation Committee"). The Compensation Committee has three members: Ernest E. Keet, Dennis G. Sisco and Constance F. Galley. During the year, Mr. Schadt was a member of the Committee until he was elected Chairman of the Board. Mr. Stevens was a member of the Committee from October 2000 through January 2001. Messrs. Keet and Sisco and Ms. Galley are non-employee directors within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and Messrs. Keet and Sisco are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). None of the members of the Compensation Committee has any interlocking relationships as defined by the SEC.

General Compensation Philosophy

      The Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company. The Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers and employees of the Company at or about the beginning of each year. The Committee administers the Company's incentive and equity plans, including the 1997 Equity Incentive Plan and the 1997 Employee Stock Purchase Plan. In addition to their base salaries, the Company's executive officers, including the CEO, are each eligible to receive a cash bonus and are entitled to participate in the Incentive Plan.

      The Committee's philosophy in compensating executive officers, including the CEO, is to relate compensation directly to corporate performance. Thus, the Company's compensation policy, which applies to management and other key employees of the Company, relates a portion of each individual's total compensation to the Company-wide and individual objectives and profit objectives set forth at the beginning of the year. Consistent with this policy, a designated portion of the compensation of the executive officers of the Company is contingent on both corporate performance and on the individual's performance as measured against personal objectives. Long-term equity incentives for executive officers are effected through the granting of stock options under the Incentive Plan. Stock options generally have value for the executive only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the options to vest.

      The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee reviewing data on prevailing compensation practices in companies with whom the Company competes for executive talent, and by their evaluating such information in connection with the Company's corporate goals. To this end, the Committee attempts to compare the compensation of the Company's executive officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation.

2000 Executive Compensation

Base Salary

      Salaries for executive officers for 2000 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies. In addition, the Company's human resources department provided information to the Compensation Committee regarding salary range guidelines for specific positions.

Annual Incentive Awards

      Senior level managers of the Company, including executive officers, are eligible to receive an annual bonus based upon (i) the total financial goals of the Company, as determined by the Compensation Committee, and (ii) the employee's achievement of personal and team objectives as determined by the Compensation Committee. The Compensation Committee has the discretion to determine the individuals who are to receive bonuses, the amount of the bonus and the weighting between total Company financial goals versus personal and team objectives when determining an individual's bonus.

Long-Term Incentive Awards

      The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and the Company's stockholders by focusing employees and management on increasing stockholder value. Stock options generally have value only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest.

      In 2000, stock options were granted in accordance with the Company's 1997 Equity Incentive Plan to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Compensation Committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact the Company's results, past performance or consistency within the officer's peer group. In 2000, the Compensation Committee considered these factors, as well as the number of unvested option shares held by the officer as of the date of grant. At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentive to continue their employment with the Company and to strive to increase the value of the Company's Common Stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's Common Stock on the date of grant.

Chief Executive Officer Compensation

      Ms. Galley's base salary, target bonus, bonus paid and long-term incentive awards for 2000 were determined in a manner consistent with the factors described above for all executive officers. Ms. Galley did not participate in any compensation deliberations with respect to any of her compensation. Mr. Schadt's arrangements were determined in a manner consistent with the factors described above for all executive officers. Mr. Schadt did not participate in any compensation deliberations with respect to any of his compensation. Mr. King's arrangements were determined in a manner consistent with the factors described above for all executive officers and with available market data as to competitive compensation terms. Mr. King did not participate in any compensation deliberations with respect to any of his compensation.

Internal Revenue Code Section 162(m) Limitation

      Section 162(m) of the Code limits the tax deduction for compensation paid to certain executives of public companies to $1.0 million. Having considered the requirements of Section 162(m), the Compensation Committee believes that grants made pursuant to the 1997 Plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The Compensation Committee's present intention is to comply with Section 162(m) unless the Compensation Committee feels that required changes would not be in the best interest of the Company or its stockholders.

                             COMPENSATION COMMITTEE

                                 Ernest E. Keet
                               Constance F. Galley
                                 Dennis G. Sisco

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

Certain Relationships and Related Transactions

      On March 18, 1999, the Company entered into an agreement with Braid Group Ltd. ("Braid"). Pursuant to the agreement, there is an earn-out provision whereby each former shareholder of Braid may be entitled to certain payments depending on certain financial results of the combined company. Richard Little is a former shareholder of Braid and as such was entitled to a portion of the earn-out. During April 2000, the Company elected to pay the earn-out by issuing common shares and, in accordance with the terms of the contract, the number of shares to be issued were determined to be 218,302. These shares are recorded in the Company's financial statements at a value of $71.615 per share, the closing price of the stock on the date the number of shares to be issued was determined. In September 2000, the Company approved an additional $1.7 million cash payment to the shareholders of Braid as the final component of contingent consideration. This payment was made in October 2000.

      On December 29, 2000, the Company entered an agreement with Harvard Pilgrim Health Care for the license of certain of the Company's software at a license fee of $495,000. The chief executive officer of Harvard Pilgrim is Mr. Schadt's son-in-law.

Director Compensation

      The Company reimburses Board members for reasonable expenses associated with their attendance at Board meetings. None of the members of the Board receives a fee for attending Board meetings. Members of the Board who are not employees, consultants or independent contractors of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Company's 1997 Directors Stock Option Plan (the "Directors Plan"). During 2000, Ms. Baker was granted an option pursuant to the Directors Plan to purchase 60,000 shares of the Company's Common Stock at an exercise price of $5.375 per share. Messrs. Keet and Schadt were granted two options pursuant to the Directors Plan to each purchase 11,500 shares at an exercise price of $77.688 per share and 11,500 shares at an exercise price of $39.063 per share of the Company's Common Stock. Mr. Schadt was also granted two options pursuant to the 1997 Equity Incentive Plan to purchase 300,000 shares at an exercise price of $16.813 per share and 150,000 at an exercise price of $3.375 per share. Mr. Sisco was granted two options to purchase 10,000 shares each of the Company's Common Stock at an exercise price of $77.688 and $39.063 per share, respectively. Mr. Stevens was granted an option to purchase 60,000 shares of the Company's Common Stock at an exercise price of $5.063 per share.

Company Stock Price Performance

      The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

      The graph below compares the cumulative total stockholder return on the Common Stock of the Company from July 3, 1997 to December 31, 2000 with the cumulative total return on the Nasdaq Stock Market--U.S. Index and the H&Q Index over the same period (assuming the investment of $100 in the Common Stock of Company and in each of the other indices on July 3, 1997, and reinvestment of all dividends).

In preparing the performance graph for this Proxy Statement (see "Company Stock Price Performance"), the Company used the Hambrecht & Quist Technology Index ("H&Q Index") as its published line of business index.

 PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO THE COMPANY'S 1997 EQUITY INCENTIVE
  PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE AND TO INCREASE
     THE NUMBER OF SHARES THAT MAY BE ISSUED TO ANY INDIVIDUAL NEW EMPLOYEE

      Stockholders are being asked to approve an amendment to the Company's 1997 Equity Incentive Plan (the "1997 Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 3,000,000 shares to an aggregate of 9,700,000 shares and to increase the number of shares that may be issued to any individual new employee from 450,000 shares to 1,000,000 shares, and to ratify the 1997 Plan as amended. The Company currently has 30,355,522 shares outstanding as of the record date.

      1997 Plan History. In May 1997, the Board adopted and the stockholders of the Company approved the 1997 Plan and reserved 2,250,000 shares of Common Stock for issuance thereunder. The purpose of the 1997 Plan is to offer eligible persons an opportunity to participate in the Company's future performance through awards of stock options, restricted stock and stock bonuses. On March 26, 1999, stockholders approved an increase of 2,500,000 shares to an aggregate of 4,750,000. On June 19, 2000, stockholders approved an increase of 1,950,000 shares to an aggregate of 6,700,000.

      The Board believes that the increase in the number of shares reserved for issuance under the 1997 Plan and the increase in the number of shares that may be issued to any individual new employee is in the best interests of the Company and its stockholders because of the heightened need to provide stock options to attract and retain quality employees and remain competitive in the industry. The granting of equity incentives under the 1997 Plan plays an important role in the Company's efforts to attract and retain employees of outstanding ability. The size of the market in which the Company competes and the shortage of qualified personnel make equity compensation key to the Company's continued growth. Through the Company's stock option plan, many salaried employees receive stock options as part of their compensation package. In addition, due in large part to the grant of stock options, the Company has been able to successfully recruit technically experienced individuals, including the engineers needed to maintain technological leadership through its successful introduction of new products. The Board of Directors believes that the proposed increase in shares reserved for issuance under the 1997 Plan gives the Company a sufficient number of shares for the foreseeable future to provide equity incentives to attract and retain employees.

      While the Board of Directors is aware and has considered the potential dilutive effect of option grants, it also recognizes the performance and motivational benefits of equity compensation and believes that the proposed increase in available options is consistent with the compensatory practices of high technology companies in its peer group. All of the Company's option grants under the 1997 Plan have been made at the Company's fair market value calculation at the time of grant. As a result, no dilution to the Company's stockholders occurs unless and until the stock price exceeds the fair market value at the grant date, benefiting both stockholders and optionholders of the Company. Furthermore, since the Company typically grants options that become exercisable over a four-year period, employees must remain with the Company for long periods in order to reap the potential benefits of their option grants.

      The Company is seeking stockholder approval to increase the shares available for grant under the 1997 Plan pursuant to this Proposal 2 in order to be able to grant "incentive stock options" ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). As described below under the heading "Federal Income Tax Information," there are several potential benefits to the Company's employees if options granted under the 1997 Plan are treated as ISOs. If the stockholders fail to approve the increase in shares available for grant under the 1997 Plan, the Company will continue to make grants to employees under the 1997 Plan, but any option grants made to employees under the 1997 Plan in excess of 6,700,000 will be treated as non-qualified stock options ("NQSOs") for United States federal income tax purposes. In addition, the Company may consider an offer to employees to exchange high-priced options for a fewer number of potentially lower-priced options at some point in the future.

      The Board approved the proposed amendment on March 21, 2001, to be effective upon stockholder approval. Below is a summary of the principal provisions of the 1997 Plan, assuming stockholder approval of the amendment. The summary is not necessarily complete, and reference is made to the full text of the 1997 Plan.

      Number of Shares Subject to the 1997 Plan. The stock subject to issuance under the 1997 Plan consists of shares of the Company's authorized but unissued Common Stock. Originally, 2,250,000 shares of Common Stock (the "Base Shares") were reserved by the Board for issuance under the 1997 Plan. This Proposal No. 2 seeks to increase the number of Base Shares from the current 6,700,000 shares to 9,700,000 shares. Any shares of Common Stock that: (a) are subject to an option granted pursuant to the 1997 Plan that expire or terminate for any reason without being exercised; or (b) are subject to an award granted pursuant to the 1997 Plan that are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to an award granted pursuant to the 1997 Plan that otherwise terminate without shares being issued, will again become available for grant and issuance pursuant to awards under the 1997 Plan. In addition to the Base Shares, any shares remaining unissued under the Company's 1993 Stock Option Plan (the "Prior Plan") on the effective date of the 1997 Plan, and any shares that are (a) issuable upon exercise of options granted pursuant to the Prior Plan that expire or become unexercisable for any reason without having been exercised in full; (b) are subject to an award granted pursuant to the Prior Plan but are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to an award granted pursuant to the Prior Plan that otherwise terminate without the shares being issued will no longer be available for grant under the Prior Plan but shall be available for grant and issuance under the 1997 Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

      Eligibility. Employees, officers, directors, consultants, independent contractors and advisors of the Company (and of any parent company or subsidiary) are eligible to receive awards under the 1997 Plan (the "Participants"). No Participant is eligible to receive more than 300,000 shares of Common Stock in any calendar year under the 1997 Plan, other than new employees of the Company (including directors and officers who are also new employees) who are eligible to receive up to a maximum of 450,000 shares of Common Stock in the calendar year in which they commence their employment with the Company. This Proposal No. 2 seeks to increase the number of shares that may be issued to any individual new employee from 450,000 shares to 1,000,000 shares. As of April 9, 2001, approximately 613 persons were participating in the 1997 Plan, approximately 2,704,075 shares had been issued upon exercise of options granted under the 1997 Plan and approximately 6,798,589 shares were subject to outstanding options. As of that date, approximately 230,678 shares were available for future grants, after taking into account all available shares from the Prior Plan. The closing price of the Company's Common Stock on the Nasdaq National Market was $2.29 per share as of the Record Date.

      Administration. The 1997 Plan is administered by the Compensation Committee (the "Committee"), the members of which are appointed by the Board. The Committee currently consists of Ernest E. Keet, Dennis G. Sisco and Constance F. Galley. Messrs. Keet and Sisco and Ms. Galley are "non-employee directors," as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Messrs. Keet and Sisco are "outside directors," as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of option grants to executive officers, the full Board of Directors may act as the stock option committee.

      Subject to the terms of the 1997 Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each such award, and the terms and conditions of such awards. The Committee also has the authority to construe and interpret any of the provisions of the 1997 Plan or any awards granted thereunder.

      Stock Options. The 1997 Plan permits the granting of options that are either Incentive Stock Options ("ISOs") or Non-Qualified Stock Options ("NQSOs"). ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or any parent or subsidiary of the Company. The option exercise price for each ISO share must be no less than 100% of the "fair market value" (as defined in the 1997 Plan) of a share of Common Stock at the time the ISO is granted. In the case of an ISO granted to a 10% stockholder, the exercise price for each such ISO share must be no less than 110% of the fair market value of a share of Common Stock at the time the ISO is granted. The option exercise price for each NQSO share must be no less than 85% of the fair market value of a share of Common Stock at the time of grant.

      The maximum term of options granted under the 1997 Plan is ten years, unless the option is an ISO granted to a stockholder owning 10% or more of the Company's stock, in which case the maximum term is five years. Options granted under the 1997 Plan may be transferred by the optionee to (i) one or more members of his/her immediate family (including the optionee's spouse and lineal descendants and spouses of lineal descendants); (ii) trusts for the benefit of the optionee and/or any person referred to in clause (i); (iii) entities wholly-owned by the optionee and/or any persons or trusts referred to in clauses (i) and (ii); or
(iv) charitable organizations. Options granted under the 1997 Plan generally expire three months after termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or disability.

      Restricted Stock and Stock Bonus Awards. The Committee may grant Participants restricted stock awards to purchase stock and stock bonus awards for services rendered to the Company either in addition to, or in tandem with, other awards under the 1997 Plan, under such terms, conditions and restrictions as the Committee may determine. The purchase price for common stock sold pursuant to restricted stock awards must be no less than 85% of the fair market value of the Company's Common Stock on the date of the award (and in the case of an award granted to a 10% stockholder, the purchase price shall be 100% of fair market value).

      Limit on Certain Awards. Restricted stock awards, stock bonus awards, or options that are granted below 100% of fair market value are limited under the 1997 Plan. A consultant, independent contractor or advisor that renders bona fide services to the Company not in connection with the offer and sale of securities in a capital-raising transaction (an "Eligible Service Provider") may receive no more than 150,000 shares of each such award under the 1997 Plan and no more than 300,000 shares in the aggregate may be issued pursuant to such awards for the term of the 1997 Plan.

      Mergers, Consolidations, Change of Control. In the event of a merger, consolidation, or certain other change of control transactions, any outstanding stock option, restricted stock and stock bonus awards will accelerate by one-year's vesting or such additional acceleration of vesting as the Committee in its discretion may decide, and may be assumed or replaced by the successor corporation. In lieu of such assumption or replacement, but in addition to the one-year's additional vesting or such additional acceleration of vesting, the successor corporation may substitute equivalent awards or provide substantially similar consideration to Eligible Service Providers as is provided to stockholders.

      Amendment of the 1997 Plan. The Board may at any time terminate or amend the 1997 Plan, including amending any form of award agreement or instrument to be executed pursuant to the 1997 Plan. However, the Board may not amend, without stockholder approval, the 1997 Plan in any manner that requires stockholder approval pursuant to the Code or the regulations promulgated thereunder, or pursuant to the Exchange Act or Rule 16b-3 (or its successor) promulgated thereunder.

      Term of the 1997 Plan. Unless terminated earlier as provided in the 1997 Plan, the 1997 Plan will expire in May 2007, ten years from the date the 1997 Plan was adopted by the Board.

Options Granted under the 1997 Plan Since its Inception

      The following table sets forth as of March 31, 2001 all options granted under the 1997 Plan since its inception to (i) each of the Named Executive Officers, (ii) all current executive officers of the Company as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees who are not executive officers or directors of the Company as a group. Non-employee directors of the Company are eligible to receive options under the 1997 Plan. Future awards are at the discretion of the Board of Directors and cannot be determined at this time.

                                                      Number of Shares
Name and Principal Position                        Represented by Options
---------------------------                        ----------------------

Roy C. King                                                  250,000
President, CEO and Chairman

Constance F. Galley                                          761,922
Former President & CEO

James P. Schadt                                              450,000
Vice Chairman

Richard Applegate                                            100,000
Sr. Vice President, CFO & Treasurer

Jonathan Cohen                                                80,000
Vice President, Communications

Cindy Drankoski                                               65,000
Vice President, Human Resources

Peter Jones                                                  133,806
President, EMEA

Gerald Klein                                                  30,000
General Counsel & Secretary

David Linthicum                                              250,000
Sr. Vice President, R&D and CTO

Mark Register                                                 75,000
President, Asia Pacific

All Current Executive Officers (9 persons)                 1,433,806

All Current Directors who are not Executive Officers               0

All Employees who are not Executive Officers              10,683,444
   Or Directors

      Federal Income Tax Information

      THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE 1997 PLAN. FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1997 PLAN.

      Incentive Stock Options. A Participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the Participant is subject to the alternative minimum tax ("AMT") as described below). If the Participant holds shares acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, then the Participant generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

      If the Participant disposes of ISO Shares prior to the expiration of either required holding periods (a "disqualifying disposition"), then any gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income to the Participant. Any additional gain will be capital gain, taxed at a rate that depends upon the length of time the ISO Shares were held by the Participant.

      Alternative Minimum Tax. In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability to the optionee under the alternative minimum tax rules. The Code provides that an alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer that pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

      Non-Qualified Stock Options. A Participant will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO, the Participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the Participant's exercise price. The included amount must be treated as ordinary income by the Participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the Participant's salary). Upon resale of the shares by the Participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

      Restricted Stock and Stock Bonus Awards. Restricted stock and stock bonus awards will generally be subject to tax at the time of receipt, unless there are restrictions that enable the Participant to defer tax. At the time the tax is incurred, the tax treatment will be similar to that discussed above for NQSOs.

      Maximum Tax Rates. The maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum rate of 20%. For this purpose, in order to receive long-term capital gain treatment, the shares must be held for more than one year. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

      Tax Treatment of the Company. The Company generally will be entitled to a deduction in connection with the exercise of an NQSO by a Participant or the receipt of restricted stock or stock bonuses by a Participant to the extent that the Participant recognizes ordinary income and the Company withholds tax. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the Participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

      ERISA. The 1997 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

      New Plan Benefits. The amounts of future option grants under the 1997 Plan are not determinable because, under the terms of the 1997 Plan, such grants are made in the discretion of the Committee. Future option exercise prices are not determinable because they are based upon fair market value of the Company's Common Stock on the date of grant.

                                  REQUIRED VOTE

  The affirmative vote of a majority of the Shares of Common Stock present in person or represented by proxy at the Meeting is required to approve the proposed amendments to the 1997 Equity Incentive Plan.

         THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE COMPANY'S
      1997 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED
           FOR ISSUANCE AND INCREASE THE NUMBER OF SHARES THAT MAY BE
                     ISSUED TO ANY INDIVIDUAL NEW EMPLOYEE.

     PROPOSAL NO. 3 -- RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The Company has selected KPMG LLP as its independent accountants to perform the audit of the Company's financial statements for 2001, and the stockholders are being asked to ratify such selection. KPMG LLP was engaged as the Company's independent accountants for the year ended December 31, 2000. Representatives of KPMG LLP will be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so, and will be available to respond to appropriate questions.

                THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
                          OF THE SELECTION OF KPMG LLP.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices no later than December 20, 2001. The Company's By-laws provide that any proposal, to be eligible for consideration at the next annual meeting of the Company, must be received at the Company's principal executive offices not later than the close of business on March 19, 2002 nor earlier than the close of business on February 17, 2002. The proposal must also comply with the other procedural requirements set forth in the Company's By-laws, a copy of which is on file with the Securities and Exchange Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail-Return Receipt Requested.

                         COMPLIANCE UNDER SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16 of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors of the Company, the following persons have submitted late forms to the SEC: Robert H. Bouton (July 2000 Form 4 filed one day late); Ira A. Gerard (August 2000 Form 4 filed one day late); Peter Little (Form 3 reinstating him to Section 16 status was filed late; his November 2000 Form 4 was filed 2 days late); Richard Little (February 2000 Form 4 filed seven days late); Ulrich Neubert (November 2000 Form 4 filed two days late); and Antony Percy (April 2000 purchase not reported until June 2000). The Company believes that all other Section 16(a) filing requirements were met during 2000.

                                 OTHER BUSINESS

      The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

                                   APPENDIX A

                             MERCATOR SOFTWARE, INC.
                             Audit Committee Charter

A. PURPOSE AND SCOPE

      The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Corporation to the Securities and Exchange Commission ("SEC"), the Corporation's shareholders or to the general public, and
(ii) the Corporation's internal financial and accounting controls.

B. COMPOSITION AND MEETINGS

      The Committee shall be comprised of a minimum of three directors as appointed by the Board of Directors, who shall meet the independence and audit committee composition requirements under any rules or regulations of the NASDAQ National Market, as in effect from time to time, and shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

      All members of the Committee shall either (i) be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement, or (ii) be able to do so within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall be financially sophisticated as evidenced by employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

      The Board may appoint one member who does not meet the independence requirements set forth above and who is not a current employee of the Corporation or an immediate family member of such employee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Corporation and its shareholders. The Board shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination.

      The members of the Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

      The Committee shall meet quarterly, or as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, with the independent accountants and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed privately.

C. RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties the Committee shall:

Document Review

1. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).

2. Review with representatives of management and representatives of the independent accounting firm the Corporation's audited annual financial statements prior to their filing as part of the Annual Report on Form 10-K. After such review and discussion, the Committee shall recommend to the Board of Directors whether such audited financial statements should be published in the Corporation's annual report on Form 10-K. The Committee shall also review the Corporation's quarterly financial statements prior to their inclusion in the Corporation's quarterly SEC filing on Form 10-Q.

3. Take steps designed to insure that the independent accounting firm reviews the Corporation's interim financial statements prior to their inclusion in the Corporation's quarterly reports on Form 10-Q.

Independent Accounting Firm

4. Recommend to the Board of Directors the selection of the independent accounting firm, and approve the fees and other compensation to be paid to the independent accounting firm. The Committee shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace such independent accounting firm (or to recommend such replacement for shareholder approval in any proxy statement)

5. On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the Corporation consistent with Independence Standards Board ("ISB") Standard 1. The Committee shall actively engage in dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The Committee shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent accounting firm.

6. On an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, as it may be modified or supplemented.

7. Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit.

8. Evaluate the performance of the independent accounting firm and recommend to the Board of Directors any proposed discharge of the independent accounting firm when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board of Directors and the Committee.

Financial Reporting and Compliance Processes

9. In consultation with management and the independent accounting firm, review annually the adequacy of the Corporation's internal financial and accounting controls.

10. Annually review, with the Company's counsel legal compliance matters and any legal matter that could have significant impact on the Company's financial statements.

11. Consider the independent accountants' judgements about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

12. Consider and approve, if appropriate, major changes to the Company's accounting principles and practices as suggested by management or the independent accountants.

13. To the extent deemed necessary by the Committee, it shall have the authority to engage outside counsel and/or independent accounting consultants to review any matter under its responsibility.

Reporting

14. Maintain minutes of Audit Committee meetings and report Committee actions to the Board with such recommendations as the Committee may deem appropriate including subjects covered in executive sessions with the outside auditors.

15. Prepare in accordance with the rules of the SEC as modified or supplemented from time to time, a written report of the audit committee to be included in the Corporation's annual proxy statement for each annual meeting of stockholders occurring after December 14, 2000.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America.

                             MERCATOR SOFTWARE, INC.
                                 45 DANBURY ROAD
                            WILTON, CONNECTICUT 06897

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2001

To Our Stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Mercator Software, Inc. (the "Company") will be held at the Landmark Club located at 1 Landmark Square, Stamford, Connecticut, on Thursday, May 17, 2001, at 9:00 a.m. Eastern Time.

      At the meeting, you will be asked to consider and vote upon the following matters:

      The foregoing items of business as more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 9, 2001 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                              By Order of the Board of Directors

                                              Gerald E. Klein
                                              Secretary

Wilton, Connecticut
April 16, 2001

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE PRESENTED AT THE MEETING.

                             Detach Proxy Card Here
                          \/                        \/

--------------------------------------------------------------------------------

                               Please Detach Here
              You Must Detach This Portion of the Proxy Card Before
           \/        Returning it in the Enclosed Envelope          \/

--------------------------------------------------------------------------------

1. The election of eight directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation, death or removal. The Company's Board of Directors intends to present the following nominees for election as directors:

FOR all nominees listed below |X|

WITHHOLD AUTHORITY to vote for all nominees listed below |X|

*EXCEPTIONS |X|

Nominees: Diane P. Baker, Constance F. Galley, Ernest E. Keet, Roy C. King, Richard Little, James P. Schadt, Dennis G. Sisco and Mark C. Stevens.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

2. A proposal to approve an amendment to the Company's 1997 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 3,000,000 shares to an aggregate of 9,700,000 shares and to increase the number of shares that may be issued to an individual new employee from 450,000 shares to 1,000,000 shares.

                        FOR |X| AGAINST |X| ABSTAIN |X|

3. A proposal to ratify the selection of KPMG LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

                        FOR |X| AGAINST |X| ABSTAIN |X|

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

I will be attending the Annual Meeting |X|

Change of Address and or Comments Mark Here |X|

The signature on this Proxy should correspond exactly with stockholder's name as printed in the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Dated: ________________________________________________________________, 2001

_____________________________________________________________________________
                     Please print name of Stockholder here.

_____________________________________________________________________________
                               Please sign here.

Votes must be indicated (x) in Black or Blue ink. |X|

Please sign, date and return this proxy in the enclosed postage prepaid envelope.

--------------------------------------------------------------------------------

                             Mercator Software, Inc.
                          PROXY/VOTING INSTRUCTION CARD
         This proxy is solicited on behalf of the Board of Directors of
         Mercator Software, Inc. for the Annual Meeting on May 17, 2001

      The undersigned appoints Diane P. Baker, Constance F. Galley, Ernest E. Keet, Roy C. King, Richard Little, James P. Schadt, Dennis G. Sisco and Mark C. Stevens, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Mercator Software, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 17, 2001, and at any adjournment or postponement thereof, as indicated on the reverse side.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1, 2, 3 and 4.

(Continued, and to be dated and signed on reverse side.)

                                                       MERCATOR SOFTWARE, INC.
                                                       P.O. BOX 11438
                                                       NEW YORK, N.Y. 10203-0438